Exhibit 99.1

For Release: Wednesday, October 15, 2025 at 4:30 pm (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES

QUARTERLY CASH DIVIDEND AND ANNOUNCES APPROVAL OF STOCK REPURCHASE PROGRAM

SHREVEPORT, La — October 15, 2025 — Home Federal Bancorp, Inc. of Louisiana (the “Company”) (NASDAQ: HFBL), the holding company for Home Federal Bank, announced today that its Board of Directors at their meeting on October 15, 2025, declared a quarterly cash dividend of $0.135 per share on the Company’s common stock. The dividend is payable on November 10, 2025, to the shareholders of record at the close of business on October 27, 2025.

The Company also announced today that its Board of Directors on October 15, 2025, approved the Company’s fourteenth stock repurchase program. The new repurchase program provides for the repurchase of up to 100,000 shares, or approximately 3.0% of the Company’s outstanding common stock over four calendar quarters, 25,000 shares per quarter, in open market or privately negotiated transactions after completion of the Company’s thirteenth stock repurchase program. The stock repurchase program does not have an expiration date.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its ten full-service banking offices and home office in northwest Louisiana. Additional information is available at www.hfb.bank.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, Chairman of the Board, President and Chief Executive Officer (318) 222-1145